Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of this 15th day of July 2014 (the “Effective Date”), by and among Electronic Cigarettes International Group, Ltd. (formerly known as Victory Electronic Cigarettes Corporation), a Nevada corporation (the “Company”), those certain holders of the Company’s common stock, par value $0.001 per share, (the “Common Stock”) listed on Exhibit A hereto (referred to hereinafter as the “Key Holders” and each individually as a “Key Holder”) and Man FinCo Limited, a company incorporated as an offshore company under the regulations of the Jebel Ali Free Zone Authority with registered number 163050 and having its registered office at PO Box 9275, c/o Al Tamimi & Company, Advocates and Legal Consultants, 9th Floor, Dubai World Trade Centre, Dubai, United Arab Emirates (referred to hereinafter as the “Investor”, and together with the Key Holders, the “Stockholders”).

RECITALS

WHEREAS , in connection with the purchase by the Investor of shares of the Company’s Common Stock, the Investor, the Key Holders and the Company desire to enter into this Agreement in order to provide for the future voting of shares of the Company’s capital stock as set forth below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Key Holders and the Investor hereby agree to be bound by this Agreement, and each the parties hereto further agrees as follows:

1. VOTING.

1.1 Board of Directors.

(a) Director Elections. Each of the Key Holders shall vote any and all shares of the Company’s capital stock held by such Key Holder from time to time or over which such Key Holder has control (the “Stockholder Shares”), and shall take all other necessary or desirable actions within such Key Holder’s control (whether in such Key Holder’s capacity as a stockholder, director or officer of the Company or otherwise, subject to any applicable fiduciary duties owed to the Company), including without limitation calling meetings, attending and voting at meetings, executing a proxy to vote at any meeting, executing written consents to cause the election to the Company’s board of directors (the “Board”) of one person designated by the Investor from time to time (such person, the “Investor Designee”); provided that (i) the election of such person shall not be inconsistent with the rules of any securities exchange or trading market on which the Common Stock may then be listed for trading (any such rules, “Trading Rules”) and (ii) such person has been designated within the later of (1) six (6) months after the date of this Agreement or (2) six (6) months after the Second Closing Date (as defined in that certain Securities Purchase Agreement between the Investor and the Company, dated as of July 3, 2014).  Without limiting the generality of the foregoing, but subject to the limitations set forth above, the Key Holders agree to take such action as may be necessary, in their capacity as stockholders or directors of the Company, to nominate such designee for election by the stockholders of the Company as a director, and to cause the Board of Directors of the Company to recommend that the stockholders of the Company vote in favor of such election.

(b) Removal; Vacancy. The Key Holders agree to take such action as may be necessary, in their capacity as stockholders or directors of the Company, subject to the limitations set forth in Section 1.1(a), to remove any Investor Designee that is a member of the Board promptly after receipt of direction from the Investor that the Investor desires to have the Investor Designee removed from the Board.  In no other event (unless required by their fiduciary duty, law or Trading Rules) will the Key Holders seek the removal of an Investor Designee.  The Key Holders agree that (i) if the Investor has a right to designate a director pursuant to Section 1.1(a) to fill a vacancy on the Board, whether such vacancy existed on the date of this Agreement or resulted from the removal of such director, and (ii) the Investor provides written notice of the identity of the Investor Designee, that they shall promptly take such action consistent with the provisions of this Agreement and the Company’s Bylaws to effect the election of the Investor Designee as soon as practicable, but in any event no later than seven (7) days after written notice is provided by the Investor to the Company and the Key Holders, which action will be taken either at a subsequent stockholders’ or directors’ meeting or action by written consent of the stockholders or directors, subject to any fiduciary duties owed by such directors to the Company.

(c) No Liability for Election of Recommended Director. None of the Stockholders and no officer, director, stockholder, partner, employee or agent of any Stockholder makes any representation or warranty as to the fitness or competence of any Investor Designee to serve on the Board by virtue of such Stockholder’s execution of this Agreement or by the act of such Stockholder in voting for such nominee pursuant to this Agreement.

1.2 Observer. In the event the Investor has not designated a director pursuant to Section 1.1(a) or at any time there is a vacancy in such director position, the Investor shall have the right to appoint one observer (the “Observer”) to the Board by giving the Company no less than seven (7) days written notice thereof. The Company shall invite the Observer to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give the Observer copies of all notices, minutes, consents, and other materials that it provides to its directors; provided however, that the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if (i) upon the advice of counsel, the Company determines that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; or (ii) access to such information or attendance at such meeting would reasonably be expected to result in disclosure of highly confidential proprietary information to the Observer, the disclosure of which would reasonably be expected to adversely affect the Company’s strategic or competitive position.

1.3 Covenants of the Company. Subject to any existing fiduciary duties, the Company agrees to use all reasonable efforts to ensure that the rights granted under this Agreement are effective and that the parties to this Agreement enjoy the benefits of such rights. Such actions include, without limitation, the use of the Company’s reasonable efforts to assist in the nomination and election of the directors as provided above. Subject to any existing fiduciary duties, the Company shall not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed under this Agreement by the Company, but shall at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate, or reasonably requested by the Stockholders in order to protect the rights of the parties under this Agreement against impairment.

2. TERMINATION.

2.1 Events of Termination. This Agreement shall continue in full force and effect from the date hereof until the date on which the Investor shall hold 10% or less of the shares of Common Stock it holds on the date of this Agreement.

3. MISCELLANEOUS.

3.1 Ownership Representations and Warranties.

(a) Key Holders. Each Key Holder represents and warrants to the Investor and the Company that (i) such Key Holder is the sole owner of its Stockholder Shares, (ii) such Key Holder owns its Stockholder Shares free and clear of liens or encumbrances that would restrict such Key Holder from voting its Stockholder Shares in accordance with this Agreement, and has not, at any time on or prior to the Effective Date, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to its Stockholder Shares other than one which has expired or terminated prior to the Effective Date, and (iii) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Investor. The Investor represents and warrants to the Key Holders and the Company that (i) such Investor is the sole owner of its Stockholder Shares, and (ii) such Investor has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Investor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

3.2 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.3 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Nevada, without regard to principles of conflict of laws.

3.4 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Investor, the Company and Key Holders holding in aggregate at least a majority of all Stockholder Shares held by all Key Holders. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee or successor of any such party whether or not any such party, successor or assignee entered into or approved such amendment.

3.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties and the business agreement represented by such invalidated term, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

3.7 Additional Shares. In the event that subsequent to the Effective Date any shares or other securities are issued on, or in exchange for, any of the Stockholder Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Stockholder Shares for purposes of this Agreement.

3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement. Facsimile copies hereof may be executed as counterpart originals.

3.9 No Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.10 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if received during normal business hours of the recipient; if not, then on the next business day, or (c) one business day after deposit with an internationally recognized overnight courier, specifying next day delivery, with verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.11 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

Addresses:
COMPANY Electronic Cigarettes International Group, Ltd. By: s/ Brent Willis Name: Brent Willis Title: Chief Executive Officer	Electronic Cigarettes International Group, Ltd. 11335 Apple Drive Nunica, MI 49448
KEY HOLDERS Brent Willis /s/ Brent Willis	c/o Electronic Cigarettes International Group, Ltd. 11335 Apple Drive Nunica, MI 49448
Marc Hardgrove /s/ Marc Hardgrove	c/o Electronic Cigarettes International Group, Ltd. 11335 Apple Drive Nunica, MI 49448
William Fields /s/ William Fields	c/o Electronic Cigarettes International Group, Ltd. 11335 Apple Drive Nunica, MI 49448
INVESTOR Man FinCo Limited By: /s/ Loufty Mansour Name: Loufty Mansour Title: Authorized Signatory	PO Box 9275 c/o Al Tamimi & Company, Advocates and Legal Consultants 9th Floor, Dubai World Trade Centre Dubai, United Arab Emirates

EXHIBIT A

LIST OF KEY HOLDERS

Name	Common Stock Held
Brent Willis	4,765,000
Marc Hardgrove	17,550,000
William Fields	0